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                                                                   EXHIBIT 21.01



            SIGNIFICANT SUBSIDIARIES OF HOLLINGER INTERNATIONAL INC.



 1. Hollinger International Publishing Holdings Inc. is incorporated in Delaware and is a wholly owned subsidiary of Hollinger International Inc.



 2. Hollinger International Publishing Inc. is incorporated in Delaware and is a wholly owned subsidiary of Hollinger International Publishing Holdings Inc.



 3. The Sun-Times Company is incorporated in Delaware and is a wholly owned subsidiary of Hollinger International Publishing Inc.



 4. Chicago Sun-Times, Inc. is incorporated in Delaware and is a wholly owned subsidiary of The Sun-Times Company.



 5. American Publishing Company is incorporated in Delaware and is a wholly owned subsidiary of Hollinger International Publishing Inc.



 6. American Publishing (1991) Inc. is incorporated in Delaware and is a wholly owned subsidiary of American Publishing Company.



 7. American Publishing Holdings Inc. is incorporated in Delaware and is a wholly owned subsidiary of American Publishing Company.



 8. APAC-95 Inc. is incorporated in Delaware and is a wholly owned subsidiary of American Publishing Company.



 9. TelHoldco Inc. is incorporated in Delaware and is a wholly owned subsidiary of Hollinger International Publishing Inc.



10. DT Holdings Limited is an English company and is a wholly owned subsidiary (excluding preference shares) of Hollinger International Publishing Inc.



11. First DT Holdings Limited is an English company and is a wholly owned subsidiary (excluding preference shares) of DT Holdings Limited.



12. The Telegraph plc is an English company and a subsidiary of First DT Holdings Limited.



13. John Fairfax Holdings Limited is an Australian company and is an indirect subsidiary of The Telegraph plc.